Exhibit 99.1

Kreido Biofuels Provides Business Update
Conference Call to Discuss Developments and Plans
Scheduled for 1:15 Pacific Time — June 11, 2007

Camarillo, California – June 11, 2007 – Kreido Biofuels, Inc. (OTC BB: KRBF), which has pioneered a break-through system for the manufacture of biodiesel and other chemical products, today provided a business update.

“We’ve made significant progress since closing our $25 million private placement and completing the reverse merger that commenced our operations as a public company less than six months ago,” said Joel Balbien, Ph.D., CEO of Kreido Biofuels, Inc.

“The STT technology, with its ability to accelerate chemical reactions and dramatically increase yields, is an extremely attractive solution for the production of biodiesel,” said Balbien. “Our multi-pronged strategy of developing our own biodiesel production plants in the U.S. and licensing our patented STT technology to domestic and international third-party biodiesel producers helps ensure our ability to capitalize on what we believe is a superior process intensification technology.”

Highlights of 2007:

•	Closed a $25 million private placement on January 16.

•	Expanded Kriedo’s collaboration with the U.S. Environmental Protection Agency to advance the development of green and sustainable chemistry.

•	Enhanced the management team with the appointment of John Philpott as Chief Accounting Officer and Larry Sullivan as Chief Technology Officer.

•	Achieved the total and free glycerin specification requirements of the ASTM (originally known as the American Society for Testing and Materials) for multiple feedstocks. The tested feedstocks include: degummed soy bean oil, refined palm, jatropha, canola, castor, and soy oil.

•	Commenced the integration of Kreido’s STT® (spinning tube in tube) technology into the Foothills Bio-Energies plant with the goal of increasing biodiesel output. Implementation of the STT continuous process intensification system is expected to add 1 million gallons per year of capacity to Foothills’ present biodiesel annual production of 1 million gallons.

•	Began construction of modules for Kreido’s biodiesel processing plant and have ordered the long-lead items.

•	Ended the first quarter of 2007 with cash and cash equivalents of approximately $21.0 million and have incurred $1.5 million in plant construction costs as of March 31, 2007.

Upcoming Milestones
Kreido has targeted the following milestones on its way to achieving its goal of producing 100 million gallons of biodiesel fuel by the end of 2008 using its proprietary STT technology:

•	Completion of the Foothills Bio-Energies plant expansion project this summer. Kreido will use the site to demonstrate the STT technology to potential licensees and investors.

•	Securing an agreement with a top biodiesel fuel marketer and blender to be the Company’s distributor by this summer.

•	Completion of a durability and mechanical test of a commercial-scale STT reactor system at Kreido’s headquarters facility during the third quarter of 2007.

•	Commencement of operations of a full-scale U.S. production plant in either Wilmington, North Carolina or Chicago, Illinois in the first quarter of 2008, having an anticipated nameplate capacity of 33 million gallons per year. The Company is in the process of negotiating leases and liquid handling agreements with liquids handling partners and port authorities, as well as domestic and offshore feedstock providers.

Conference Call Details
Kreido’s management will host a conference call today at 4:15 p.m. Eastern time (1:15 p.m. Pacific time). Investors interested in participating can dial 1-800-811-8845 from the U.S.; International callers can dial 1-913-981-4905. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, June 18, by dialing 1-888-203-1112 from the U.S., or 1-719-457-0820 for international callers, and entering confirmation code 8024932. There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.kreido.com, which will be archived for 30 days.

About the Company
Kreido Biofuels is providing the world renewable energy through its proprietary process intensification technology - the STT® system. The Company’s manufacturing methods significantly improve the efficiency, quality, and process control of biodiesel production. To build a sustainable future, our goal is to provide the industry cutting edge technology that improves the manufacturing of biofuels. The Company’s senior management and Board have more than 50 years experience in the energy sector including designing, constructing, operating and managing petroleum refining, natural gas distribution, and chemical processing facilities. Kreido Biofuels also has established collaborations with university and government laboratories, including the U.S. Environmental Protection Agency (US EPA), in order to gain a leading position in the development of advanced chemical processes. Kreido Biofuels is based in Camarillo, California. STT is a registered USPTO trademark of Kreido Biofuels, all rights reserved. For more information about Kreido Biofuels, visit www.kreido.com.

Contact:

for Kreido Biofuels, Inc.
Public Relations Contact:
DGPR, LLC
Denica Gordon, (323) 253-9337
dgprconsulting@aol.com
Investor Relations Contact:
Integrated Corporate Relations
Ina McGuinness, 310-954-1100
Ina@icrinc.com
jmills@icrinc.com